Appleton Reports Third Quarter 2009 Results

APPLETON, Wis., Nov. 9 /PRNewswire/ --

Third quarter 2009 financial highlights
•	Net income of $31.4 million up $61.4 million compared to Q3 2008
•	Net sales of $222.3 million down 13% compared to Q3 2008, but up 4% compared to Q2 2009
•	Gross profit margin of 21.1% up 3.7% compared to Q3 2008
•	Net cash generated from operations of $31.5 million was up $39.7 million compared to Q3 2008
•	Debt was down $60 million from Q2 2009, including $40.5 million from a debt-for-debt exchange
•	Selling, general & administrative expenses down 13% excluding $4.2 million debt exchange costs
•	Borrowing capacity available under the Company’s revolving credit facility was $40 million

Year-to-date highlights
•	Net income of $39.9 million up $91.2 million compared to the same period 2008
•	Net sales of $648.3 million down 13% compared to the same period 2008
•	Selling, general & administrative expenses down 16% compared to the same period 2008
•	Inventories down 10% in 2009
•	Net cash from operations of $44.1 million was up $49.2 million compared to the same period in 2008

(Appleton, Wis., November 9, 2009)  Appleton reported net sales of $222.3 million for the third quarter ended October 4, 2009, compared to net sales of $255.7 million for third quarter 2008. Third quarter 2009 net sales decreased 13.1 percent compared to third quarter 2008. The decrease was largely due to volume shortfalls, price pressure and unfavorable product mix.

Appleton recorded operating income of $7.9 million for third quarter 2009 compared to an operating loss of $13.3 million in third quarter 2008. Despite lower shipment volumes, unfavorable pricing and $4.2 million of costs incurred as a result of a debt-for-debt exchange, operating income in the current period was positively impacted by manufacturing cost reductions, decreased distribution costs and a $5.0 million alternative fuels tax credit recorded as a reduction to cost of sales. Third quarter 2008 included a $17.7 million goodwill impairment charge recorded in the Performance Packaging segment and $5.2 million of start-up costs associated with the Ohio paper mill expansion. Appleton reported net income from continuing operations of $31.4 million for third quarter 2009 compared to net loss from continuing operations of $25.8 million for the same quarter of 2008. On September 30, 2009, Appleton completed a voluntary debt-for-debt exchange which resulted in net debt extinguishment income of $37.4 million.

Appleton’s net sales for the first nine months of 2009 were $648.3 million. This was a decrease of 12.7 percent when compared to same period 2008 net sales of $742.4 million. Appleton reported income from continuing operations of $39.9 million for the nine months ended October 4, 2009, which included the $37.4 million net gain on debt extinguishment and $13.0 million of alternative fuels tax credit, compared to a loss of $4.2 million for the same period last year. During the first nine months of 2008, Appleton recorded a $22.3 million net litigation settlement gain; the result of prevailing in a lawsuit to recover previously incurred costs from an insurance carrier, which was partially offset by the $17.7 million goodwill impairment charge.

Appleton Reports Third Quarter 2009 Results	page 2
November 9, 2009

Focused on the fundamentals
“We delivered a solid performance for the third consecutive quarter. We reduced spending and inventories, generated strong cash flow of $32 million, improved our balance sheet through $60 million of debt reduction and recorded $31 million of net income,” said Mark Richards, Appleton’s chairman, president and chief executive officer.

“Our strategy throughout this recession is to stay intensely focused on the fundamentals of our business and the needs of our customers. These results are a testament to the resolve of our employees to execute and deliver improved performance despite the extraordinary economic challenges,” Richards stated.

Third Quarter and First Nine Month Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	October 4, 2009	September 28, 2008	October 4, 2009	September 28, 2008

Technical Papers	$195,750	$226,031	$13,607	$4,575
Performance Packaging	26,597	29,644	911	(15,157)
Other (Unallocated)	—	—	(6,627)	(2,746)
	$222,347	$255,675	$7,891	$(13,328)

	Net Sales for the		Operating Income (Loss) for the
	Nine Months Ended		Nine Months Ended
	October 4, 2009	September 28, 2008	October 4, 2009	September 28, 2008

Technical Papers	$573,831	$658,475	$41,899	$29,097
Performance Packaging	74,477	83,925	2,095	(11,936)
Other (Unallocated)	—	—	(10,390)	(9,747)
	$648,308	$742,400	$33,604	$7,414

Technical Papers
Technical Papers third quarter 2009 net sales of $195.7 million were 13.4 percent lower than third quarter 2008 net sales of $226.0 million. Coated solutions net sales decreased $23.6 million, or 17.0 percent, compared to third quarter 2008, primarily due to volume shortfalls in all market channels. Despite a slight year-on-year increase in shipment volumes, net sales of thermal papers decreased $7.7 million, or 9.7 percent, compared to the prior year quarter, while net sales of security papers increased $1.0 million, or 12.0 percent, compared to third quarter 2008.

Technical Papers third quarter 2009 operating income of $13.6 million increased $9.0 million over third quarter 2008 due to reduced manufacturing spending (+$6.2 million), the alternative fuels tax credit (+$5.0 million), lower distribution costs (+$4.8 million) and favorable selling, general and administrative spending (+$1.5 million) which were partially offset by overall lower shipment volumes (-$4.3 million), mill curtailments to match customer demand  (-$2.5 million) and start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (-$1.7 million).

Appleton Reports Third Quarter 2009 Results	page 3
November 9, 2009

Technical Papers net sales for the first nine months of 2009 were $573.8 million. This was 12.9 percent lower than net sales of $658.5 million for the first nine months of 2008. Year-to-date 2009 shipment volumes were 12.8 percent lower than the same period of 2008 with 2009 international volumes 26.3 percent lower than last year. Coated solutions net sales decreased $81.0 million, or 19.3 percent, compared to the first nine months of 2008 due to volume shortfalls in all market channels. Net sales of thermal papers decreased $5.9 million, or 2.8 percent, compared to the first nine months of 2008 due to pressure within the market to lower prices. However, on October 1, Appleton did implement a 5 percent price increase on its thermal point-of-sale grades sold in North America. Net sales of security papers increased $2.3 million, or 8.8 percent, from the first nine months of 2008, due to higher shipment volumes.

Technical Papers operating income for the first nine months of 2009 increased $12.8 million, or 44.0 percent, to $41.9 million due to reduced manufacturing spending (+$15.8 million), lower distribution costs (+$13.9 million), the alternative fuels tax credit (+$13.0 million) and favorable selling, general and administrative spending (+$8.8 million) which were partially offset by overall lower shipment volumes (-$20.3 million), mill curtailments to match customer demand  (-$11.3 million) and start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (-$7.1 million).

Performance Packaging
Performance Packaging third quarter 2009 net sales of $26.6 million were 10.3 percent lower than third quarter 2008 net sales of $29.6. Net sales for the first nine months of 2009 were $74.5 million, which was 11.3 percent lower than net sales of $83.9 million for the first nine months of 2008. The decrease in revenue was due to weaker demand and lower selling prices to the customer in response to lower resin prices.

Third quarter 2009 operating income of $0.9 million was $16.1 million more than third quarter 2008. Operating income of $2.1 million recorded during the first three quarters of 2009, was $14.0 million more than the $11.9 million operating loss for the first nine months of 2008. The operating loss for the three and nine months ended September 28, 2008 included a $17.7 million goodwill impairment charge.

During second quarter 2009, Appleton committed to a formal plan to sell C&H Packaging Company, Inc. (“C&H”). C&H, located in Merrill, Wis., was acquired in 2003 and prints and converts flexible plastic packaging materials for companies in the food processing, household and industrial products industries. The assets and liabilities of C&H are reported as held for sale for the periods ended October 4, 2009, and January 3, 2009. The sale is expected to be completed prior to the end of 2009.

Other (Unallocated)
Other (unallocated) includes revenues and costs associated with new business development activities and unallocated corporate expenses. Third quarter 2009 other (unallocated) operating loss increased by $3.9 million, when compared to third quarter 2008, due to $4.2 million of costs incurred as a result of the debt-for-debt exchange. Year-to-date other (unallocated) operating loss increased $0.7 million when compared to the same period of 2008. The increase was due to the previously mentioned costs associated with the debt-for-debt exchange which were offset by reduced selling, general and administrative expenses during the first three quarters of 2009.

Appleton Reports Third Quarter 2009 Results	page 4
November 9, 2009

Balance Sheet
On September 30, 2009, Appleton completed a voluntary debt-for-debt exchange of significant portions of its 8.125% senior notes payable due June 2011 and 9.75% senior subordinated notes payable due June 2014. Weak economic conditions and frozen credit markets caused many corporate bonds, including those issued by Appleton, to trade well below face value. Appleton took advantage of the opportunity to significantly reduce its total indebtedness, plus extend maturities and simplify its debt structure, by exchanging existing debt at less than face value. This transaction exchanged $92.0 million of senior notes for $92.0 million of newly issued 11.25% second lien notes payable due December 2015 and $110.3 million of senior subordinated notes for $66.2 million of newly issued 11.25% second lien notes. At the same time, Appleton and its lenders under the senior secured credit facilities entered into agreements to amend certain provisions of the credit facilities. In addition, $3.0 million of fees were recorded, $3.7 million of previously capitalized debt issuance costs were written off and a net gain from debt extinguishment of $37.4 million was recorded during third quarter 2009. As a result of these transactions and steady repayment of the revolving credit facility, total debt at October 4, 2009, of $564.9 million, was $60.0 million less than at the end of second quarter 2009.

During third quarter 2009, Appleton generated cash from operations of $31.5 million. This compares to $12.3 million of cash generated by operations during second quarter 2009 and $8.3 million of cash used by operations during third quarter 2008. Continued diligent management of working capital contributed $28.9 million to this quarter’s cash from operations. During the third quarter 2009, Appleton contributed $10 million to its pension fund. As of October 4, 2009, Appleton was in compliance with its various debt covenants.

Outlook
Richards said the Company currently expects to see a period of economic equilibrium where business conditions neither deteriorate nor improve significantly. Nonetheless, the Company expects its fourth quarter 2009 results will show significant improvement over the same period in 2008. Richards noted several reasons for that optimism. Appleton felt the greatest impact of the recession in the fourth quarter of 2008. Since then both the economy and the Company have shown improvements. Also, Appleton will continue to benefit from its already completed cost reductions, the strength of its market positions and ongoing growth of its international sales efforts.

“The past 12 months have made us more agile and flexible,” said Richards. Richards added that he expects a general economic recovery will be gradual and that the Company is committed to executing successfully throughout that period.  “Based on what we have accomplished so far this year, we remain cautiously optimistic about the prospects for continued business improvement in the fourth quarter and beyond,” said Richards. “We will build on our many strengths and the confidence our customers have in our ability to serve them.”

Earnings release conference call
Appleton will host a conference call to discuss its third quarter 2009 results on Tuesday, November 10, 2009, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through December 9.

Appleton Reports Third Quarter 2009 Results	page 5
November 9, 2009

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,200 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Media Contact:	Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the annual report on Form 10-K for the year ended January 3, 2009, as well as in the quarterly reports on Form 10-Q for the quarter ended July 5, 2009, and for the current quarter ended October 4, 2009. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Appleton Reports Third Quarter 2009 Results	page 6
November 9, 2009

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
 (dollars in thousands)

	For the Three Months Ended	For the Three Months Ended
	October 4, 2009	September 28, 2008

Net sales	$222,347	$255,675
Cost of sales	175,582	211,173

Gross profit	46,765	44,502

Selling, general and administrative expenses	38,874	40,146
Goodwill impairment	—	17,684

Operating income (loss)	7,891	(13,328)

Other expense (income)
Interest expense	13,987	10,748
Debt extinguishment income, net	(37,366)	—
Interest income	(10)	(128)
Foreign exchange (gain) loss	(403)	1,774

Income (loss) from continuing operations before income taxes	31,683	(25,722)

Provision for income taxes	240	85

Income (loss) from continuing operations	31,443	(25,807)

Discontinued operations
Loss from discontinued operations, net of income taxes	—	(4,224)

Net income (loss)	$31,443	$(30,031)

Other Financial Data:

Depreciation and amortization of intangible assets including impairment within continuing operations	$15,529	$32,441

Appleton Reports Third Quarter 2009 Results	page 7
November 9, 2009

Table 2

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
 (dollars in thousands)

	For the Nine	For the Nine
	Months Ended	Months Ended
	October 4, 2009	September 28, 2008

Net sales	$648,308	$742,400
Cost of sales	509,582	592,022

Gross profit	138,726	150,378

Selling, general and administrative expenses	105,122	125,280
Goodwill impairment	—	17,684

Operating income	33,604	7,414

Other expense (income)
Interest expense	38,209	32,034
Debt extinguishment income, net	(42,746)	—
Interest income	(47)	(365)
Litigation settlement, net	—	(22,274)
Foreign exchange (gain) loss	(1,005)	2,000
Other income	(820)	—

Income (loss) from continuing operations before income taxes	40,013	(3,981)

Provision for income taxes	163	177

Income (loss) from continuing operations	39,850	(4,158)

Discontinued operations

Loss from discontinued operations, net of income taxes	—	(47,149)

Net income (loss)	$39,850	$(51,307)

Other Financial Data:

Depreciation and amortization of intangible assets including impairment within continuing operations	$46,437	$62,007

Appleton Reports Third Quarter 2009 Results	page 8
November 9, 2009

Table 3

Appleton Papers Inc.
Consolidated Balance Sheets
(unaudited)
(dollars in thousands)

	October 4, 2009	January 3, 2009

Cash and cash equivalents	$3,539	$4,180
Accounts receivable	103,235	88,218
Inventories	112,471	124,856
Other current assets	46,723	45,920
Assets held for sale	9,073	9,327
Total current assets	275,041	272,501

Property, plant and equipment, net	412,918	439,301

Other long-term assets	133,369	208,864
Assets held for sale	8,806	9,255

Total assets	$830,134	$929,921

Accounts payable	$56,823	$61,093
Other current liabilities	92,097	92,585
Liabilities held for sale	2,198	2,085
Total current liabilities	151,118	155,763

Long-term debt	558,900	598,598

Other long-term liabilities	196,507	282,505

Total equity	(76,391)	(106,945)

Total liabilities & equity	$830,134	$929,921